EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)

September 22, 1998

Nuveen Tax-Free Unit Trust, Series 1028
c/o John Nuveen & Co. Incorporated,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1028
333 W. Wacker Drive
Chicago, Illinois 60606

RE:  Nuveen Tax-Free Unit Trust, Series 1028

Dear Sirs:

    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1028 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.

Very truly yours,

CARTER, LEDYARD & MILBURN